Exhibit 10.7

Schedule of the Owners of Company-Managed Texas Roadhouse Restaurants and the

Interests Held by Directors, Executive Officers and 5% Stockholders Who Are Parties to

Limited Partnership Agreements and Operating Agreements

As of December 25,  2018

Entity Name	Restaurant Location	Percentage of Holdings' Interest	Actual Management Fee Charged	Percentage Owned by Executive Officers, Directors & 5% Stockholders

Texas Roadhouse of Billings, LLC	Billings, MT	5%	0.5%	29.5%

Texas Roadhouse of Everett, LLC	Everett, MA	5%	0.5%	28.75%

Roadhouse of Fargo, LLC	Fargo, ND	5.05%	0.5%	5.05%

Texas Roadhouse of Gilbert, AZ, LLC	Gilbert, AZ	52.5%	3.5%	35.5%

Roadhouse of McKinney, Ltd.	McKinney, TX	5%	0.5%	2.0%

Hoosier Roadhouse, LLC	Muncie, IN	0%	0%	4.91%

Roadhouse of Omaha, LLC	Omaha, NE	5.49%	0.5%	10.99%

Texas Roadhouse of Port Arthur, Ltd.	Port Arthur, TX	5%	0.5%	18.0%

Roadhouse of Kansas, LLC	Wichita, KS	5%	0.5%	28.05%